Exhibit 4.4

NUMBER	BOOMERANG HOLDINGS, INC.	SHARES
ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE TOTAL AUTHORIZED ISSUE 60,000,000 Shares of Common Stock Par Value $0.01
SEE REVERSE FOR
This Certifies that	CERTAIN DEFINITIONS
is the owner of Fully paid and non-assessable shares of the above Corporation transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. Witness the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

Secretary	President